Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Leading BioSciences, Inc.

San Diego, California

We hereby consent to the use in the proxy statement/prospectus/information statement constituting a part of this Registration Statement of our report dated December 23, 2020, relating to the financial statements of Leading BioSciences, Inc. (the "Company"), which is contained in that proxy statement/prospectus/information statement. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus/information statement.

/s/ BDO USA, LLP

San Diego, California

December 23, 2020